   As filed with the Securities and Exchange Commission on October 11, 2000
                                                     Registration No. 333-42146
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                              -------------------

                             AMENDMENT NO. 5
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              -------------------
                               SYNPLICITY, INC.
            (Exact name of Registrant as specified in its charter)
                              -------------------

           California                             7372                            77-0368779
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                               935 Stewart Drive
                              Sunnyvale, CA 94086
                                (408) 215-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              -------------------
                               Douglas S. Miller
             Vice President of Finance and Chief Financial Officer
                               935 Stewart Drive
                              Sunnyvale, CA 94086
                                (408) 215-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                 Please send copies of all communications to:

              Robert P. Latta, Esq.                               Peter T. Healy, Esq.
                Julia Reigel, Esq.                             Steven L. Pickering, Esq.
             Katherine Stephens, Esq.                            O'Melveny & Myers LLP
                Jenny C. Yeh, Esq.                              Embarcadero Center West
         Wilson Sonsini Goodrich & Rosati                          275 Battery Street
             Professional Corporation                         San Francisco, CA 94111-3305
                650 Page Mill Road                                   (415) 984-8700
               Palo Alto, CA 94304
                  (650) 493-9300

                              -------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
    Title of Each Class of Securities to be            Proposed Maximum       Amount of Registration Fee
                   Registered                    Aggregate Offering Price (1)            (2)
--------------------------------------------------------------------------------------------------------
Common stock, no par value.....................          $59,340,000                  $15,665.76
--------------------------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market System listing fee.

   SEC Registration Fee.............................................. $  15,666
   NASD Filing Fee...................................................     6,434
   Nasdaq National Market Listing Fee................................    95,000
   Printing Costs....................................................   300,000
   Legal Fees and Expenses...........................................   650,000
   Accounting Fees and Expenses......................................   450,000
   Blue Sky Fees and Expenses........................................    10,000
   Transfer Agent and Registrar Fees.................................    10,000
   Miscellaneous.....................................................    62,900
                                                                      ---------
   Total............................................................. 1,600,000
                                                                      =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Amended and Restated Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

    Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. Prior to the effective date of this Offering, the Registrant will enter into indemnification agreements with its directors and executive officers.

    The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

    In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since our incorporation in February 1994, we have sold and issued the following securities:

      1. In March 1994, the Registrant issued and sold 11,338,800 shares of Common Stock to two of our founders, who are also members of our board of directors and our executive officers, Kenneth S. McElvain and Alisa Yaffa, for $50,000 pursuant to Section 4(2) of the Securities Act.

      2. In November 1995, the Registrant issued and sold 666,666 shares of Common Stock to one accredited investor for $100,000 pursuant to Section 4(2) of the Securities Act.

      3. In October 1996, the Registrant issued and sold 888,885 shares of Series A Preferred Stock to three accredited investors, including Prabhu Goel, who became one of our directors thereafter, for $2.0 million pursuant to Section 4(2) of the Securities Act.

      4. In March 1999, the Registrant issued and sold 1,754,384 shares of Series B Preferred Stock to five accredited investors, including Prabhu Goel, one of our directors, and Kevin G. Hall, who became one of our directors thereafter, for $7.5 million pursuant to Section 4(2) of the Securities Act.

      5. In October 1999, the Registrant issued and sold a warrant to purchase 14,035 shares of Series B Preferred Stock to one accredited investor with an exercise price of $4.28 per share pursuant to
  Section 4(2) of the Securities Act.

      6. In March 2000, the Registrant issued and sold 771,929 shares of Series C Preferred Stock to eight accredited investors, including Messrs. Goel and Hall, for $5.5 million pursuant to Section 4(2) of the Securities Act.

      7. Pursuant to Rule 701 promulgated under the Securities Act, from September 1995 to September 15, 2000, the Registrant issued and sold 3,013,314 shares of Common Stock to employees and consultants for aggregate consideration of $2,389,090 upon the exercise of stock options pursuant to the Registrant's 1995 Stock Option Plan.

    The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  1.1**    Form of Underwriting Agreement

  3.1**    Articles of Incorporation of the Registrant, as currently in effect

  3.1.1** Form of Articles of Incorporation of the Registrant to be filed after the closing of this offering made under this Registration
           Statement

  3.2**    Bylaws of the Registrant

  4.1**    Specimen Common Stock Certificate

  4.2**    Amended and Restated Registration Rights Agreement dated March 31,
           2000 by and among the Registrant and certain shareholders of the Registrant

  5.1**    Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.2**    Amended and Restated 1995 Stock Option Plan

 10.2.1**  Form of Option Agreement under the 1995 Stock Option Plan

 10.3**    2000 Stock Option Plan

 10.3.1**  Form of Option Agreement under the 2000 Stock Option Plan

 10.4**    2000 Director Option Plan

 10.4.1**  Form of Option Agreement under 2000 Director Option Plan

 10.5**    2000 Employee Stock Purchase Plan

 10.5.1**  Form of Subscription Agreement under the 2000 Employee Stock
           Purchase Plan

 10.6**    Promissory Note dated November 7, 1995 between Registrant and
           Andreas Bechtolsheim

 10.7+**   Authorized International Distributor Agreement dated February 13,
           1996 between Registrant and Pacific Design, Inc.

 10.8**    Employment Agreement dated November 22, 1996 between Registrant and
           Andrew Haines

 10.9+**   Software OEM License Agreement dated December 23, 1997 by and among
           Registrant, Cadence Design Systems, Inc. and Cadence Design Systems
           (Ireland) Limited

 10.9.1** Amendment 1 to Software OEM License Agreement dated August 1, 1998 by and among Registrant, Cadence Design Systems, Inc. and Cadence
           Design Systems (Ireland) Limited

 10.9.2+** Amendment 2 to Software OEM License Agreement dated December 17,
           1999 by and among Registrant, Cadence Design Systems, Inc. and
           Cadence Design Systems (Ireland) Limited

 10.10**   Employment Agreement dated June 19, 1997 between Registrant and
           Bernard Aronson

 10.11**   Employment Agreement dated April 17, 1998 between Registrant and
           Robert J. Erickson

 10.12** Promissory Note and Security Agreement dated September 3, 1998 between Registrant and Robert J. Erickson

 10.13**   Employment Agreement dated October 1, 1998 between Registrant and
           Douglas S. Miller

 10.14+**  Distributor Agreement dated April 1, 1999 between Registrant and
           Insight Enterprises Inc.

 10.15**   Sublease dated August 25, 1999 between Registrant and Proxim, Inc.
           for the 935 Stewart Drive, Sunnyvale, California office

 10.16**   Sublease dated October 18, 1999 between Registrant and HRG, Inc.,
           The Human Resource Group for the 17055 Via del Campo, Office 109,
           San Diego, California office

 10.17**   Lease dated July 15, 1999 between Registrant and Anthony Buxton and
           R. Robert Reading, Trustees of Tactician Realty Trust for the 305
           North Main Street, Andover, Massachusetts office


 10.18** Promissory Note and Security Agreement dated November 29, 1999 between Registrant and Douglas S. Miller

 10.19** Promissory Note and Security Agreement dated December 28, 1999 between Registrant and Douglas S. Miller

 10.20**   Lease dated January 27, 2000 between Registrant and Information
           Technology Park Ltd. for the International Tech Park, Bangalore,
           India office

 10.21**   Lease dated June 1, 2000 between Registrant and Becker Family
           Limited Partnership for the 8217 Shoal Creek Blvd., Austin, Texas office

 10.22+**  Distribution Agreement dated April 1, 1999 between Registrant and
           Wyle Electronics

 10.23**   Amended and Restated Loan and Security Agreement dated September 9,
           1998 between Registrant and Silicon Valley Bank

 10.23.1** Loan Modification Agreement dated December 15, 1999 between
           Registrant and Silicon Valley Bank

 21.1**    Subsidiaries

 23.1      Consent of Ernst & Young LLP, Independent Auditors

 23.2**    Consent of Counsel (included in Exhibit 5.1)

 23.3**    Consent of Blakely Sokoloff Taylor & Zafman

 24.1**    Power of Attorney

 27.1**    Financial Data Schedule
 99.1      Consent of the Semiconductor Industry Association

 99.2**    Consent of inSearch Research

 99.3**    Consent of Director Nominee

--------
**Previously filed.

+ Confidential treatment has been granted or requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedules

    Schedule II -- Valuation and Qualifying Accounts (set forth on page S-1)

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment number 5 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on October 11, 2000.

                                                  /s/ Bernard Aronson
                                          By: _________________________________
                                                      Bernard Aronson
                                               President and Chief Executive
                                                          Officer

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Bernard Aronson            President, Chief Executive      October 11, 2000
____________________________________ Officer and Director
          Bernard Aronson            (Principal Executive Officer)

     /s/ Douglas S. Miller           Vice President of Finance       October 11, 2000
____________________________________ and Chief Financial Officer
         Douglas S. Miller           (Principal Accounting
                                     Officer)

       Kenneth S. McElvain*          Director                        October 11, 2000
____________________________________
        Kenneth S. McElvain

           Alisa Yaffa*              Director                        October 11, 2000
____________________________________
            Alisa Yaffa

           Prabhu Goel*              Director                        October 11, 2000
____________________________________
            Prabhu Goel

          Kevin G. Hall*             Director                        October 11, 2000
____________________________________
           Kevin G. Hall

     /s/ Douglas S. Miller
*By: _______________________________
         Douglas S. Miller
          Attorney-in-Fact
